Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS THIRD QUARTER RESULTS

Sluggish Store Traffic impacts Net Sales and Operating Income

CHICAGO, IL – NOVEMBER 8, 2012 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $564,000, or $0.09 per share for the third quarter of 2012 as compared to net income of $1.4 million, or $0.21 per share for the third quarter of 2011. In addition, operating income was $304,000 for the current quarter compared to $2.3 million in the same quarter last year. This significant reduction reflected a drop in net sales to $27.7 million from $34.5 million and a gross margin of 28.1 percent compared to 29.9 percent in the prior year period.

Consolidated net sales were $27.7 million compared to $34.5 million in the third quarter of 2011, with the Cobra segment reporting lower sales of $6.9 million and the Performance Products Limited (“PPL”) segment reporting an increase of $163,000, or 4.6 percent. The sales drop for the Cobra segment resulted from lower domestic sales of Citizens Band radios, Truck Navigation, Two Way radio and Detection products, but was partially offset by higher European sales. The lower domestic Citizens Band radio and Truck Navigation sales reflected significantly reduced store traffic in travel centers and in the case of Citizens Band radios, strong sales from the third quarter of 2011 that included sales of a limited edition model that was not repeated in 2012. The drop in Two Way radio and Detection sales also reflected lower retail store traffic as certain large retailers pushed out orders into the fourth quarter. European sales included in the Cobra segment increased by nearly 6% representing higher Detection sales into Eastern Europe. The PPL sales increase was attributable to higher sales of satellite navigation products.

“While we are very disappointed to report a substantially lower operating performance from the third quarter of 2011, which primarily resulted from an unexpected slowdown in store traffic at both retail and travel centers, we are still optimistic about our fourth quarter, typically the Company’s best financial quarter of the year” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Cobra Third Quarter Results –      2

Consolidated gross margin was 28.1 percent compared to 29.9 percent in the third quarter of 2011 primarily as a result of a less favorable product mix. The gross margin for the Cobra segment was 27.0 percent versus 29.2 percent in the same quarter last year as higher margin products represented a much smaller percentage of total sales and as a result of an unfavorable foreign exchange impact. PPL’s gross margin declined to 35.3 percent from 36.0 percent last year reflecting a slightly unfavorable product mix.

Selling, general and administrative expenses decreased to $7.5 million in the third quarter from $8.0 million in the prior year’s quarter. The decrease related to variable selling expenses, which declined consistent with net sales, partially offset by higher fixed expenses, principally in the Cobra segment, that represented mainly increased salary and travel expenses.

Interest expense for the third quarter of 2012 was $277,000 compared to $272,000 for the third quarter of 2011. Other income was $336,000 compared to other expense of $899,000 in the prior year’s quarter primarily due to a $274,000 gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the Company as compared to a $671,000 loss in the third quarter of 2011.

Interest-bearing debt increased to $22.6 million as of September 30, 2012 compared to $20.2 million at September 30, 2011. Cash on hand at September 30, 2012 was $3.4 million as compared to $1.3 million at September 30, 2011 due to the timing of cash receipts. Inventory at the end of the third quarter increased to $38.9 million from $32.5 million the prior year as a result of ordering product within lead times for anticipated third quarter sales, which were lower than expected. Accounts receivable at the end of the quarter were $17.9 million, a decrease from $22.1 million one year earlier.

On a year-to-date basis, consolidated net sales for Cobra decreased by 3.0 percent, to $83.2 million from $85.8 million due to the sales drop in the third quarter compared to the same quarter last year. However, an improved gross margin partially offset this sales shortfall and resulted in operating income of $1.9 million for the first nine months as compared to operating income of $2.5 million for the prior year’s period. The net income for the year-to-date period was $1.8 million, or $0.27 per share, as compared to a net income of $1.1 million, or $0.16 per share in the prior year.

In discussing the outlook for the fourth quarter of 2012, as well as the entire year, Mr. Bazet said, “The Company expects to achieve better results in the fourth quarter of 2012 than in the fourth quarter of 2011 in part due to the movement of certain orders from third quarter 2012 to fourth quarter 2012. In addition, the Company anticipates a similar level of profitability in 2012 as compared to 2011.”

Cobra will be conducting a conference call on November 8, 2012 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra Third Quarter Results –      3

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results –      4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Net sales	$27,672	$34,454	$83,174	$85,753
Cost of sales	19,893	24,155	58,949	61,430

Gross profit	7,779	10,299	24,225	24,323
Selling, general and administrative expense	7,475	7,952	22,315	21,847

Earnings from operations	304	2,347	1,910	2,476
Other (expense) income:
Interest expense	(277)	(272)	(765)	(795)
Other, net	336	(899)	685	(738)

Earnings before taxes	363	1,176	1,830	943
Tax (benefit) provision	(201)	(202)	25	(133)

Net earnings	$564	$1,378	$1,805	$1,076

Net earnings per common share:
Basic	$0.09	$0.21	$0.27	$0.16
Diluted	$0.09	$0.21	$0.27	$0.16

Weighted average shares outstanding:
Basic	6,611	6,540	6,595	6,522
Diluted	6,633	6,540	6,610	6,522

Cobra Third Quarter Results –      5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	Sept 30,	December 31,	Sept 30,
	2012	2011	2011
ASSETS:
Current assets:
Cash	$3,434	$1,033	$1,289
Accounts receivable, net	17,894	23,400	22,064
Inventories, net	38,946	34,093	32,487
Other current assets	3,293	2,726	2,931

Total current assets	63,567	61,252	58,771

Property, plant and equipment, net	5,373	5,367	5,485

Total other assets	14,309	13,976	13,844

Total assets	$83,249	$80,595	$78,100

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,870	$7,368	$6,655
Accrued liabilities	6,442	8,910	7,445
Short-term debt	22,578	18,655	20,172

Total current liabilities	34,890	34,933	34,272

Non-current liabilities:
Deferred taxes	914	1,159	1,203
Deferred compensation	7,730	7,392	7,242
Other long-term liabilities	742	588	533

Total non-current liabilities	9,386	9,139	8,978

Equity:
Shareholders’ equity—Cobra	38,973	36,523	34,850

Total equity	38,973	36,523	34,850

Total liabilities and shareholders’ equity	$83,249	$80,595	$78,100